Passive Security Scan Inc., subsidiary of DTII

signs

JV Agreement with ROI Capital Partners, LLC

Del Mar, California (Dec. 09, 2021) – Defense Technologies International Corp. (OTC: DTII) (the Company) and Passive Security Scan Inc. (the Subsidiary); innovative providers of security technology and systems with broad and diverse applications, are pleased to announce the Joint Venture Agreement with ROI Capital Partners, LLC of Bellevue WA (ROI) a Veteran Owned Corporation. https://www.theroicapital.com/

This JV is part of the New Expansion of our Public Relations Campaign for our New and Unique Non-Radiation Passive Portal weapons detector and the EBT Camera (elevated body temperature):

The Company together with ROI Capital Partners expects a major move forward in its West Coast Marketing campaign with its sight on the very large Los Angeles School District as well as California in general, expanding and adding to the Company’s present introductions of its non-radiation free scanners in the Eastern Seaboard Area.

Both ROI at DTII believe strongly that the introduction of our Zero Radiation Safety Scanners will improve that safety for Schools and other Public Venues, substantially. It will bring peace of mind to Parents, Students and Staff alike.

The latest shooting at Oxford Michigan proofs how important our Walk-Through Weapons Detector is to keep Children and Staff safer at schools.

"I am excited by the addition of ROI Capital Partners to our Company to assist with the expansion of our marketing campaign on the West Coast and especially in the Los Angeles area schools. Our Passive Portal, the only Passive Non-Radiation Walk-Through Weapons Detector as well as our new EBT-Station” (Elevated Body Temperature) are the solution to make our schools and other venues safer.” … said Merrill W. Moses the Company’s president.

About DTII and its subsidiary ‘Passive Security Scan, Inc’ (PSSI).

PSSI is a private Utah Corporation and Subsidiary of Defense Technologies International Corp. (DTII). Passive Security Scan Inc. was formed to bring our Passive Scanning Technology™ and our Passive Portal™ weapons and the EBT elevated temperature detection systems to the market, to improve public safety with a system specifically designed for public and private schools, sports arenas, and other public venues. The Passive Scanning Technology™ was developed in 2005 and has been continually improved upon with the newest technological advances.

The Passive Portal™ Zero-Radiation gateway is our newest model in production and ready for the market.

The EBT Station recognizes elevated body temperatures, with an option for mask warning as well as Contact tracing.

Forward-Looking Statements This news release contains certain statements that may be deemed "forward- looking" statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are no guarantees of future performance and actual results may differ materially from those in forward looking statements. Forward looking statements are based on the beliefs, estimates and opinions of the Company's management on the date the statements are made. Except as required by law, the Company undertakes no obligation to update these forward-looking statements in the event that management's beliefs, estimates or opinions, or other factors, should change.

Contact: Defense Technologies International

Merrill W. Moses, President & CEO

Phone: 800 520-9485

email: dtii@defensetechnologiesintl.com

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